SUPPLEMENT, DATED AUGUST 15, 2007, TO PROSPECTUS SUPPLEMENT, DATED JUNE 28, 2007
(To Prospectus dated June 27, 2007)

CWABS, INC.
Depositor

COUNTRYWIDE HOME LOANS, INC.
Sponsor and Seller
Countrywide Home Loans Servicing LP
Master Servicer
CWABS Asset-Backed Certificates Trust 2007-BC3
Issuing Entity
Asset-Backed Certificates, Series 2007-BC3

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated June 28, 2007.

The Stepdown Date definition on page S-9 is amended by deleting the percentage appearing therein in its entirety and replacing it with the percentage as underlined below:

The Stepdown Date:

The stepdown date will be the earlier of:

•	the distribution date immediately following the distribution date on which the aggregate certificate principal balance of the Class A Certificates is reduced to zero; and

•	the later of:

•	the July 2010 distribution date; and

•
the first distribution date on which the aggregate certificate principal balance of the Class A Certificates (after calculating anticipated distributions on that distribution date assuming that principal is distributed as it would be on or after a stepdown date) is less than or equal to 60.10% of the aggregate stated principal balance of the mortgage loans for that distribution date.

The definition of “Stepdown Date” on page S-57 is amended by deleting the percentage appearing therein in its entirety and replacing it with the percentage as underlined below:

“Stepdown Date” is the earlier to occur of:

(a)    the Distribution Date immediately following the Distribution Date on which the aggregate Certificate Principal Balance of the Class A Certificates is reduced to zero, and

(b)    the later to occur of (x) the Distribution Date in July 2010 and (y) the first Distribution Date on which the aggregate Certificate Principal Balance of the Class A Certificates (after calculating anticipated distributions on that Distribution Date assuming that principal is distributed as it would be on or after a Stepdown Date) is less than or equal to 60.10% of the aggregate Stated Principal Balance of the Mortgage Loans for the Distribution Date.

Countrywide Securities Corporation

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are not offering the Series 2007-BC3 Asset-Backed Certificates in any state where the offer is not permitted.

Dealers will deliver a prospectus supplement and prospectus when acting as underwriters of the Series 2007-BC3 Asset-Backed Certificates and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Series 2007-BC3 Asset-Backed Certificates will be required to deliver a prospectus supplement and prospectus for 90 days after the date of the prospectus supplement.

August 15, 2007